Exhibit 3.29

D.C.	D.C.

F 901206000358

CERTIFICATE OF INCORPORATION

OF

Pinnacle Software Corporation

Under Section 402 of the Business Corporation Law

The undersigned, being over the age of eighteen years, for the purpose of forming a business corporation under Section 402 of the Business Corporation Law, does hereby certify as follows:

1. Name

The name of the corporation shall be Pinnacle Software Corporation.

2. Purpose

The purpose of the corporation is to engage in any lawful act for which corporations may be organized under the Business Corporation Law. The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

3. Office

The office of the corporation is to be located in the County of Monroe, State of New York.

4. Shares

The aggregate number of shares which the corporation shall have authority to issue is 2,000,000 shares with a par value of $.01 a share.

5. Process

The Secretary of State is designated as agent of the corporation upon whom process against it may be served and the post office address to which the Secretary of State shall mail a copy of any process against it served upon him is 345 Woodcliff Drive, Fairport, New York 14450.

6. Preemptive Rights

No shareholder of this corporation shall have any preemptive right to acquire any shares or other securities convertible into or carrying rights or options to purchase shares of the corporation.

7. Affirmation

I affirm that the foregoing is true under penalty of perjury.

December 5, 1990

/s/ Margaret A. Douglas	Incorporator
Margaret A. Douglas
1515 Midtown Tower
Rochester, NY 14604

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